EXHIBIT 3.25

ARTICLES OF INCORPORATION

OF

STEEL DYNAMICS SALES NORTH AMERICA, INC.

ARTICLE I — NAME AND PRINCIPAL OFFICE

Name of Corporation Steel Dynamics Sales North America, Inc.

Principal office address (number and street)

6714 Pointe Inverness Way, Suite 200, Fort Wayne, IN 46804

ARTICLE II — REGISTERED OFFICE AND AGENT

Registered Agent: The name and street address of the Corporation’s Registered Agent and Registered Office for service of process are:

Name of registered agent

Keith Busse

Address of registered office (number and street)

6714 Pointe Inverness Way, Suite 200, Fort Wayne, IN 46804

ARTICLE III — AUTHORIZED SHARES

Number of shares the Corporation is authorized to issue:  1000 common shares, all with no par value

ARTICLE IV — INCORPORATORS

[the name(s) and address(es) of the incorporators of the corporation]

John P. Martin

215 E. Berry Street

Fort Wayne, IN 46802